Exhibit 10.1

Mary G. Berner

The Reader’s Digest Association, Inc.
Pleasantville, New York 10570
Attention:  Todd McCarty

                                        February 10, 2009

Dear Todd:

In connection with the recently announced “Recession Plan” we have instituted at The Reader’s Digest Association, Inc. (“RDA”), we’ve told employees that in both 2009 and 2010 we will implement five (5) mandatory unpaid shutdown days (“Shutdown Days”), creating the effect of one week’s mandatory unpaid vacation in each of those two years, in the hope of avoiding further layoffs.

This letter acknowledges that, notwithstanding any contrary provision in the Amended and Restated Employment Agreement dated as of February 1, 2008 between RDA and me (the “Agreement"), I agree to voluntarily participate in the Shutdown Days.  Accordingly, for each week in which a Shutdown Day occurs, there will be a 20% reduction in my paycheck for that week, resulting in 80% of my weekly salary.  Except with respect to the actual amount of Base Salary (as defined in the Agreement) received because of the reduction with respect to the Shutdown Days, no provision in the Agreement with respect to Base Salary shall be impacted by my participation in the Shutdown Days.  I further agree that my participation in the Shutdown Days and the resulting salary reduction shall not constitute “Good Reason” under the terms of the Agreement.

Please sign below to indicate your acknowledgment and agreement with the above.

                                   Very truly yours,

                                   /s/ Mary G. Berner
                                                                          Mary G. Berner

Acknowledged and Agreed;

The Reader’s Digest Association, Inc.

/s/ Todd McCarty_______________
Todd McCarty
Senior Vice President, Global Human Resources